OMB APPROVAL
                                                     ---------------------------
                                                     OMB Number       3235-0104
                                                     Expires: September 30, 1998
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                                                     hours per response..... 0.5
                                                      --------------------------

FORM 3

[ ] Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See instructions 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

      Filed  pursuant to Section 16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*


                   Globix Corporation
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   (Last)               (First)                 (Middle)


                  295 Lafayette Street
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                        (Street)

   New York              New York                10012
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   (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

                      05/24/1999

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3. IRS or Social Security Number of Reporting Person
                     (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   EDGAR Online, Inc.-EDGR

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5. Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

   [ ]   Director                     [X]   10% Owner
   [ ]   Officer (give title below)   [ ]   Other (specify below)


   -------------------------------
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6. If Amendment, Date of Original (Month/Day/Year)

                                      N/A

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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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
                         Table I -- Non-Derivative Securities Beneficially Owned
====================================================================================================================================


                                   2. Amount of Securities   3. Ownership Form
1.Title of Security                   Beneficially Owned        Direct (D) or             4. Nature of Indirect Beneficial Ownership
  (Instr. 4)                          (Instr. 4)                Indirect (I)(Instr. 5)       (Instr. 5)
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
Common Stock                             1,336,667                 D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          *If the form is filed by more than one reporting person, see
           Instruction 5(b)(v).

                  Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================

                                                    3. Title and Amount         4. Conversion      5. Ownership       6. Nature
                                                       of Securities               or Exercise        Form of            of Indirect
1.                        2. Date Exercisable          Underlying                  Price of           Derivative         Beneficial
Title of                     and Expiration            Derivative Security         Derivative         Security:          Ownership
Derivative Security          (Month/Day/Year)          (Instr. 4)                  Security           Direct (D)         (Instr. 5)
(Instr. 4)                   Date                                                                     or Indirect (I)
                          -----------------------   ----------------------                            (Instr. 5)
                             Date       Expira-                 Amount or
                             Exer-      tion                    Number of
                             cisable    Date          Title     Shares
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

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


Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


  By: /s/ Marc H. Bell                                May 25, 1999
 --------------------------------------------       ----------------
    **Signature of Reporting Person                      Date
          MArc H. Bell, President